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                                 [LOGO OF VION]


                         COMPANY CONTACT:         Vion Pharmaceuticals, Inc.
                                                  Howard B. Johnson, CFO
                                                  (203) 498-4210 phone


                  Vion Appeals Delisting Notification from Nasdaq


NEW HAVEN, CT, October 16, 2002 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) announced today that it will appeal Nasdaq's determination to delist Vion's common stock from The Nasdaq National Market by requesting a hearing before a Nasdaq Listing Qualifications Panel.

The delisting proceedings will be stayed and the Company's common stock will continue to be listed on The Nasdaq National Market pending resolution of this appeal. There can be no assurance that the Panel will grant the Company's request for continued listing on The National Market.

Vion received notification from Nasdaq on October 15, 2002 that the Company's common stock will be delisted from The Nasdaq National Market because the Company did not comply with Nasdaq's minimum bid price requirements. Specifically, Vion did not comply with Marketplace Rule 4450(a)(5) when the bid price of the Company's common stock closed at less than $1.00 per share for 30 consecutive trading days. After receiving initial notification from Nasdaq on July 14, 2002, the Company was not able to regain compliance in accordance with Marketplace Rule 4450(e)(2) during the 90-day period ending October 14, 2002.

If Vion's appeal is unsuccessful, the Company intends to apply to transfer its common stock to The Nasdaq SmallCap Market. Although there can be no assurances that it will do so, if Nasdaq approves the transfer to the SmallCap Market, shares of Vion common stock would continue to be listed under their existing ticker symbol, VION. As with The Nasdaq National Market, the SmallCap Market requires listed companies to have a minimum closing bid price of $1.00 per share. On the SmallCap Market, however, Vion would be eligible for an additional grace period ending January 13, 2003, to achieve compliance with the minimum closing bid requirements.

The Company may also be eligible for an additional 180-day grace period beyond that initial SmallCap Market 90-day period, if it complies with the initial listing requirements of The SmallCap Market. If Vion is successful in qualifying for the additional 180-day grace period, the Company will have until July 10, 2003 to achieve compliance with the minimum closing bid price requirements. If during these SmallCap grace periods, the closing bid price of Vion's common stock is $1.00 per share or more for 30 consecutive trading days, the Company will have regained compliance with Nasdaq's minimum bid price requirements and may also be eligible to transfer its common stock back to The Nasdaq National Market, provided that the Company has maintained compliance with other continued listing requirements on that market.



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Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes: Triapine'r', a potent inhibitor of a key step in DNA synthesis and repair; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Vion's plans to differ or results to vary from those expected, including the inability to access capital and funding on a timely basis and on favorable terms, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2001. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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